SOUTHWESTERN PUBLIC SERVICE COMPANY

EXHIBIT 99. Unaudited Pro Forma Information

        The following unaudited pro forma balance sheet information at September 30, 1996, gives effect to the Merger as if it had occurred at September 30, 1996. The unaudited pro forma operating information for the twelve-months ended September 30, 1996, and each of the two years ended December 31, 1995, give effect to the Merger as if it had occurred on January 1, 1994. These statements are prepared on the basis of accounting as required under a pooling of interests and do not reflect any cost savings or other synergies anticipated by management as a result of the Merger. Accordingly, the pro forma information is not necessarily indicative of the financial position or results of operations that would have occurred had the Merger been consummated for the periods for which it is given effect, nor is it necessarily indicative of future operating results or financial condition.

                           NEW CENTURY ENERGIES, INC.

                   Unaudited Pro Forma Combined Balance Sheet
                             At September 30, 1996

                                                                          SPS            PSCo        Pro Forma
                                                                          ---            ----        ---------
                                                                                   (In Thousands)

Assets
Property, plant and equipment, at cost:
        Electric ...................................................   $2,493,052     $3,887,589     $6,380,641
        Gas ........................................................         --        1,011,274      1,011,274
        Steam ......................................................         --           17,748         17,748
        Other ......................................................       37,684         60,449         98,133
        Common to all departments ..................................         --          423,296        423,296
        Construction work in progress ..............................       53,829        150,189        204,018
                                                                           ------        -------        -------
                                                                        2,584,565      5,550,545      8,135,110
Less:  accumulated depreciation ....................................      928,304      2,011,606      2,939,910
                                                                          -------      ---------      ---------
        Total property, plant and equipment ........................    1,656,261      3,538,939      5,195,200
                                                                        ---------      ---------      ---------

Investments, at cost, and receivables ..............................       46,558         35,912         82,470
                                                                           ------         ------         ------

Current assets:
        Cash and temporary cash investments ........................       34,187         15,540         49,727
        Accounts receivable - net ..................................       67,441        142,498        209,939
        Accrued unbilled revenues ..................................       17,737         72,879         90,616
        Recoverable purchased electric energy costs (3) ............        6,759         --             --
        Materials and supplies, at average cost ....................       19,286         51,450         70,736
        Fuel inventory, at average cost ............................        2,322         22,446         24,768
        Gas in underground storage, at cost (LIFO) .................         --           50,105         50,105
        Current portion of accumulated deferred income taxes (3) ...         --           16,669         16,069
        Regulatory assets recoverable within one year ..............         --           43,535         43,535
        Prepaid expenses and other (3) .............................        7,305         30,800         38,705
                                                                            -----         ------         ------
        Total current assets .......................................      155,037        445,922        594,200
                                                                          -------        -------        -------

Deferred charges
        Regulatory assets ..........................................      108,593        300,354        408,947
        Unamortized debt expense ...................................        6,592         10,506         17,098
        Other ......................................................       29,818         73,996        103,814
                                                                           ------         ------        -------
        Total deferred charges .....................................      145,003        384,856        529,859
                                                                          -------        -------        -------

                                                                       $2,002,859     $4,405,629     $6,401,729
                                                                       ==========     ==========     ==========

The accompanying notes to pro forma consolidated balance sheet and statements of income are an integral part of this statement.

                      SOUTHWESTERN PUBLIC SERVICE COMPANY


                           NEW CENTURY ENERGIES, INC.

              Unaudited Pro Forma Combined Balance Sheet, Continued
                             At September 30, 1996

                                                                          SPS            PSCo        Pro Forma
                                                                          ---            ----        ---------
                                                                                   (In Thousands)

Capitalization and Liabilities
Common stock (2) ................................................       $40,918       $323,032       $   103,479
Paid-in capital (2) .............................................       307,484        717,799         1,285,754
Retained earnings (5) ...........................................       394,912        374,690           760,066
                  --                                                    -------        -------           -------
        Total common equity .....................................       743,314      1,415,521         2,149,299

Preferred stock:
        Not subject to mandatory redemption .....................          --          140,008           140,008
        Subject to mandatory redemption - .......................          --           39,913            39,913
Long-term debt ..................................................       620,467      1,270,716         1,891,183
                                                                        -------      ---------         ---------
                                                                      1,363,781      2,866,158         4,220,403
                                                                      ---------      ---------         ---------
Noncurrent liabilities:
        Employees' postretirement benefits other than pensions ..         3,232         55,052            58,284
        Employees' postemployment benefits ......................         2,369         23,500            25,869
                                                                          -----         ------            ------
        Total noncurrent liabilities ............................         5,601         78,552            84,153
                                                                          -----         ------            ------

Current liabilities:
        Notes payable and commercial paper ......................        97,523        258,150           355,673
        Long-term debt due within one year ......................        15,229         69,988            85,217
        Preferred stock subject to mandatory redemption
          within one year - . ...................................          --            2,576             2,576
        Accounts payable ........................................        13,984        159,806           173,790
        Dividends payable .......................................          --           36,860            36,860
        Recovered purchased gas and electric energy
          costs - net -                                                    --           45,357            38,598
        Customers' deposits .....................................         5,968         20,556            26,524
        Accrued taxes ...........................................        39,028         38,963            77,991
        Accrued interest ........................................        11,174         24,160            35,334
        Current portion of defueling and decommissioning
          liability .............................................            --         15,182            15,182
        Merger costs (5).........................................            --             --             9,536
        Other ...................................................        66,732         60,021           126,753
                                                                         ------         ------           -------
        Total current liabilities ...............................       249,638        731,619           984,034
                                                                        -------        -------           -------

Deferred credits:
        Customers' advances for construction ....................           366         56,710            57,076
        Unamortized investment tax credits ......................         5,782        109,463           115,245
        Accumulated deferred income taxes .......................       366,497        533,589           900,086
        Other ...................................................        11,194         29,538            40,732
                                                                         ------         ------            ------
        Total deferred credits                                          383,839        729,300         1,113,139
                                                                        -------        -------         ---------
                                                                    $ 2,002,859    $ 4,405,629       $ 6,401,729
                                                                    ===========    ===========       ===========

The accompanying notes to pro forma consolidated balance sheet and statements of income are an integral part of this statement.

                           NEW CENTURY ENERGIES, INC.

                Unaudited Pro Forma Combined Statement of Income
                 For the twelve months ended September 30, 1996

                                                                          SPS            PSCo        Pro Forma
                                                                          ---            ----        ---------
                                                                                   (In Thousands)

Operating revenues:
        Electric ................................................   $   899,938    $ 1,476,006    $ 2,375,944
        Gas .....................................................          --          590,757        590,757
        Other ...................................................          --           40,654         40,654
                                                                        -------      ---------      ---------
                                                                        899,938      2,107,417      3,007,355
                                                                        -------      ---------      ---------
Operating expenses:
        Fuel used in generation .................................       416,423        189,604        606,027
        Purchased power .........................................        19,256        482,911        502,167
        Gas purchased for resale ................................          --          353,924        353,924
        Other operating expenses (3) ............................       110,486        327,680        438,166
        Maintenance .............................................        31,141         61,908         93,049
        Depreciation and amortization ...........................        65,684        149,640        215,324
        Taxes (other than income taxes) .........................        44,711        81,656         126,367
        Income taxes ............................................        65,204        105,086        170,290
                                                                         ------        -------        -------
                                                                        752,905      1,752,409      2,505,314
                                                                        -------      ---------      ---------
Operating income ................................................       147,033        355,008        502,041
                                                                        -------        -------        -------

Other income and deductions:
        Allowance for equity funds used during construction .....            60          1,737          1,797
        Miscellaneous income and deductions - net (3) ...........         9,630        (19,380)        (9,750)
                                                                          -----        -------         ------
                                                                          9,690        (17,643)        (7,953)
                                                                          -----        -------         ------
Interest charges and preferred dividends:
        Interest on long-term debt ..............................        45,674         89,725        135,399
        Amortization of debt discount and expense less premium ..         2,093          3,560          5,653
        Other interest ..........................................         5,459         58,015         63,474
        Allowance for borrowed funds used during construction ...        (2,396)        (3,295)        (5,691)
        Dividend requirements on preferred stock of PSCo and SPS           --             --           13,965
                                                                         ------        -------         ------
                                                                         50,830        148,005        212,800
                                                                         ------        -------        -------
Net income ......................................................       105,893        189,360        281,288
Dividend requirements on preferred stock of PSCo and SPS ........         2,088         11,877           --
Earnings available for common stock .............................   $   103,805    $   177,483    $   281,288
                                                                    ===========    ===========    ===========

Weighted average common shares outstanding (2) ..................        40,918         63,823        102,695
                                                                         ======         ======        =======

Earnings per weighted average share of common stock outstanding .         $2.54    $      2.78    $      2.74
                                                                          =====    ===========    ===========

 The accompanying notes to pro forma consolidated balance sheet and statements of income are an integral part of this statement.

                           NEW CENTURY ENERGIES, INC.

                Unaudited Pro Forma Combined Statement of Income
                      For the year ended December 31, 1995

                                                                          SPS            PSCo        Pro Forma
                                                                          ---            ----        ---------
                                                                                   (In Thousands)

Operating revenues:
        Electric ..............................................     $  852,510     $1,449,096     $2,301,606
        Gas ...................................................           --          624,585        624,585
        Other .................................................           --           36,920         36,920
                                                                    ----------      ---------      ---------
                                                                       852,510      2,110,601      2,963,111
                                                                    ----------      ---------      ---------
Operating expenses:
        Fuel used in generation ...............................        376,544        181,995        558,539
        Purchased power .......................................          6,485        481,958        488,443
        Gas purchased for resale ..............................           --          392,680        392,680
        Other operating expenses (3) ..........................        108,411        346,025        454,436
        Maintenance ...........................................         27,594         64,069         91,663
        Depreciation and amortization .........................         62,552        141,380        203,932
        Taxes (other than income taxes) .......................         43,316         81,319        124,635
        Income taxes ..........................................         69,840         95,357        165,197
                                                                       694,742      1,784,783      2,479,525
                                                                       -------      ---------      ---------
Operating income ..............................................        157,768        325,818        483,586
                                                                       -------        -------        -------

Other income and deductions:
        Allowance for equity funds used during construction ...            245          3,782          4,027
        Miscellaneous income and deductions - net (3) .........          8,141         (6,838)         1,303
                                                                         -----         ------          -----
                                                                         8,386         (3,056)         5,330
                                                                         -----         ------          -----
Interest charges and preferred dividends:
        Interest on long-term debt ............................         42,421         85,832        128,253
        Amortization of debt discount and expense less premium           2,048          3,278          5,326
        Other interest ........................................          1,695         58,109         59,804
        Allowance for borrowed funds used during construction .         (2,744)        (3,313)        (6,057)
        Dividend requirements on preferred stock of PSCo
         and SPS ..............................................           --             --           17,588
                                                                                                      ------
                                                                        43,420        143,906        204,914
                                                                        ------        -------        -------
Net income ....................................................        122,734        178,856        284,002
Dividend requirements on preferred stock of PSCo and SPS ......          5,625         11,963           --
                                                                         -----         ------     ----------
Earnings available for common stock ...........................     $  117,109     $  166,893     $  284,002
                                                                    ==========     ==========     ==========

Weighted average common shares outstanding (2) ................         40,918         62,932        101,804
                                                                        ======         ======        =======

Earnings per weighted average share of common
  stock outstanding ...........................................     $     2.86     $     2.65     $     2.79
                                                                    ==========     ==========     ==========

The accompanying notes to pro forma consolidated balance sheet and statements of income are an integral part of this statement.

                           NEW CENTURY ENERGIES, INC.

                Unaudited Pro Forma Combined Statement of Income
                 For the year ended December 31, 1994

                                                                          SPS            PSCo        Pro Forma
                                                                          ---            ----        ---------
                                                                                   (In Thousands)

Operating revenues:
        Electric ................................................   $   824,008   $ 1,399,836           $ 2,223,844
        Gas .....................................................          --         624,922               624,922
        Other ...................................................          --          32,626                32,626
                                                                                       ------                ------
                                                                        824,008     2,057,384             2,881,392
                                                                        -------     ---------             ---------
Operating expenses:
        Fuel used in generation .................................       386,796       198,118               584,914
        Purchased power .........................................         4,401       437,087               441,488
        Gas purchased for resale ................................          --         397,877               397,877
        Other operating expenses ................................       107,130       369,094               476,224
        Maintenance .............................................        30,245        67,097                97,342
        Defueling and decommissioning ...........................          --          43,376                43,376
        Depreciation and amortization ...........................        59,759       139,035               198,794
        Taxes (other than income taxes) .........................        42,510        86,408               128,918
        Income taxes ............................................        57,126        48,500               105,626
                                                                         ------        ------               -------
                                                                        687,967     1,786,592             2,474,559
                                                                        -------     ---------             ---------
Operating income ................................................       136,041       270,792               406,833
                                                                        -------       -------               -------

Other income and deductions:
        Allowance for equity funds used during construction .....           179         3,140                 3,319
        Gain on sale of WestGas Gathering, Inc. - ...............          --          34,485                34,485
        Miscellaneous income and deductions - net ...............         1,867        (6,014)               (4,147)
                                                                          -----        ------                ------
                                                                          2,046        31,611                33,657
                                                                          -----        ------                ------
Interest charges and preferred dividends:
        Interest on long-term debt ..............................        37,710        89,005               126,715
        Amortization of debt discount and expense less premium ..         2,020         3,126                 5,146
        Other interest ..........................................         2,028        44,021                46,049
        Allowance for borrowed funds used during construction ...        (1,303)       (4,018)               (5,321)
        Dividend requirements on preferred stock of PSCo and SPS           --            --                  16,892
                                                                                                             ------
                                                                         40,455       132,134               189,481
                                                                         ------       -------               -------
Net income ......................................................        97,632       170,269               251,009
Dividend requirements on preferred stock of PSCo and SPS ........         4,878        12,014                  --
                                                                          -----        ------           -----------
Earnings available for common stock .............................       $92,754      $158,255           $   251,009
                                                                        =======      ========           ===========

Weighted average common shares outstanding (2) ..................        40,918        61,547               100,419
                                                                         ======        ======               =======

Earnings per weighted average share of common stock outstanding .         $2.27      $   2.57           $      2.50
                                                                          =====      ========           ===========

The accompanying notes to pro forma consolidated balance sheet and statements of income are an integral part of this statement.

                           NEW CENTURY ENERGIES, INC.

  Notes To Unaudited Pro Forma Combined Balance Sheet and Statements of Income
                               September 30, 1996

        (1) The unaudited pro forma combined statements of income have been prepared from the historical consolidated financial statements of PSCo and SPS and are presented as if the companies were combined during all periods presented herein.

        (2) The unaudited pro forma combined balance sheet and statements of income reflect the conversion of each outstanding share of PSCo Common Stock into one share of NCE Common Stock, and each outstanding share of SPS Common Stock into 0.95 of one share of NCE Common Stock in accordance with the terms of the Merger Agreement.

        (3) There were no intercompany transactions and, accordingly, no pro forma elimination adjustments were made. Certain amounts have been reclassified in order to provide consistent presentation.

        (4) For discussion regarding material commitments and contingencies relating to SPS see Note (7) of NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Commitments and Contingencies in Item 8. Financial Statements and Supplementary Data. For PSCo reference is made to the 1995 Annual Report on Form 10-K and Form 10-Q for the quarter ended September 30, 1996.

        (5) The unaudited pro forma combined financial statements include $7.8 million of nonrecurring charges directly related to the Merger incurred during the twelve months ended September 30, 1996. These nonrecurring charges include merger transaction costs and benefits expense resulting from an accelerated vesting of certain benefits. The unaudited pro forma combined statements of income do not reflect future nonrecurring charges directly related to the Merger, estimated to total approximately $9.5 million. The pro forma combined balance sheet at September 30, 1996 has been adjusted to include these items with the recognition of additional current liabilities and the reduction of retained earnings.